PROMISSORY NOTE

$25,000	September 7, 2010

FOR VALUE RECEIVED, the undersigned, SENTISEARCH, INC. (the “Payor”), having an address at 1217 South Flagler Drive, 3rd Floor, West Palm Beach, FL 33401 hereby promises to pay to the order of Samuel A. Rozzi (the “Payee”), with offices c/o Corporate National Realty Inc.135 Crossways Park Drive, Suite 104, Woodbury, NY 11797 (or such other place as the holder of this Note shall specify by written notice to Payor), the principal sum of Twenty-Five Thousand Dollars ($25,000), without interest, in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts.

1.           Payments; Interest.  Payment of all or a portion of outstanding principal shall be due and payable on demand therefor from Payee to Payor.

2.           Prepayment. The outstanding principal amount of this Note may be prepaid from time to time, in whole or in part, without premium or penalty.

3.           Miscellaneous.

3.1.           No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as an acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

3.2.           The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

3.3.           This Note shall not be modified or discharged (other than by payment) except by a writing duly executed by the Payor and the Payee.

3.4.           The Payor hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property, if any, at any and all times which the Payee had or is existing as security for any amount called for hereunder.

3.5.           All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or overnight mail, to the address of the intended recipient set forth above or at such other address as the intended recipient shall have hereafter given to the other party hereto pursuant to the provisions hereof.

3.6.           If the holder of this Note shall institute any action to enforce the collection of any amount of principal of and/or interest on this Note, there shall be immediately due and payable from the Payor, in addition to the then unpaid sum of this Note, all reasonable costs and expenses incurred by the Payee in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements.

3.7.           This Note and the obligations of the Payor and rights of any holder hereof shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

3.8.           This Note shall be fully enforceable by the Payee, its successors or assigns.

IN WITNESS WHEREOF, this Note has been duly executed and delivered by the undersigned as of the date first written above.

PAYOR:

SENTISEARCH, INC.
By:
/s/ Joseph K. Pagano
Joseph K. Pagano, Chief Executive
Officer